EXHIBIT 12. RATIO OF EARNINGS TO FIXED CHARGES



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(in thousands of dollars)

                                            For the Six
                                            Months ended                 For the years ended June 30,
                                            Dec. 31, 1999       1999         1998         1997         1996         1995

Pretax income from continuing operations          $84,448    $ 197,719    $ 231,138    $ 171,941    $ 123,721     $ 55,768


Distribution of earnings from
unconsolidated affiliates                               -          840          602        1,509          690          738

Fixed charges                                      26,992       57,744       64,881       65,827       69,543       69,819

                                          ---------------------------------------------------------------------------------

Earnings                                         $111,440    $ 256,303    $ 296,621    $ 239,277    $ 193,954    $ 126,325
                                          =================================================================================


Interest                                          $26,540     $ 56,837     $ 63,974     $ 64,886     $ 68,754     $ 69,585

Amortization of premiums and other                    452          907          907          941          789          234

                                          ---------------------------------------------------------------------------------

Fixed Charges                                 $    26,992     $ 57,744     $ 64,881     $ 65,827     $ 69,543     $ 69,819
                                          =================================================================================

Ratio of Earnings to Fixed Charges                   4.13         4.44         4.57         3.63         2.79         1.81


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